Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2020, with respect to the consolidated financial statements included in the Annual Report of Wize Pharma, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statement of Wize Pharma, Inc. on Form S-8 (File No. 333-224146).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

March 30, 2020

Certified Public Accountants Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.